Exhibit 99.1

PRESS RELEASE

	CONTACTS:	Al Petrie	Sameer Parasnis
FOR IMMEDIATE RELEASE		Investor Relations Coordinator	Executive VP and CFO
		investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
		713-297-8024	713-513-8654

W&T Offshore Announces Closing of Accretive Acquisition of

Six Gulf of Mexico Fields

HOUSTON, January 22, 2024 – W&T Offshore, Inc. (NYSE: WTI) (the “Company” or “W&T”) today announced that the Company has completed the accretive acquisition of six fields in shallow waters of the Gulf of Mexico. W&T was the successful bidder for certain synergistic assets in the Gulf of Mexico offered by MLCJR LLC, Cox Oil Offshore, L.L.C., Cox Operating, L.L.C., Energy XXI GOM, LLC, Energy XXI Gulf Coast, LLC, EPL Oil & Gas, LLC and M21K, LLC (collectively, the “Debtors”), as described in the Order Approving the Purchase And Sale Agreement With W&T Offshore, Inc. issued on January 16, 2024, the closing and effective date of the transaction. The final purchase price for the assets was $72.0 million, excluding certain closing costs, which was funded from the Company’s cash on hand. Key highlights of the transaction are as follows:

•	Provides strong producing properties, all of which are 100% working interest (average 82% net revenue interest) and are located adjacent to W&T existing area of operations;

-	The six fields acquired include Eugene Island 064, Main Pass 061, Mobile 904, Mobile 916, South Pass 049 and West Delta 073;

•	Includes estimated production that has ranged from approximately 3,700 to 5,700 barrels of oil equivalent per day ("BOEPD") (around 68% liquids) during the period month-to-date January 19, 2024. The Company believes that it can meaningfully increase production on these properties through workovers, recompletions and facility repairs;

-	The six fields acquired produced approximately 8,300 BOEPD (48% liquids) on average in April 2023, the month prior to the bankruptcy filing by the Debtors in May 2023;

•	Adds significant proved reserves (“1P”) of 18.7 million barrels of oil equivalent (“MMBOE”) (62% liquids) as of January 1, 2024 at year-end 2023 SEC pricing with a present value discounted at 10% (“PV-10”) value of $250.4 million[1] based on an independent engineering report prepared by Netherland Sewell and Associates (“NSAI”);

•	Provides material upside with proved plus probable reserves (“2P”) of 60.6 MMBOE (78% liquids) as of January 1, 2024 at year-end 2023 SEC pricing with a PV-10 value of $629.2 million[1] based on an independent engineering report prepared by NSAI; and

•	Accretive cash multiple of approximately 1.0x last twelve months asset cash flows as of October 31, 2023[2], and production multiple of approximately $16,950 per BOEPD based on average estimated production range for the period month-to-date January 19, 2024.

Tracy W. Krohn, Chairman, President and CEO, commented, “We are very pleased to announce our second accretive acquisition of GOM producing properties in the last four months. As was the case with the purchase announced in September 2023, the producing properties included in the acquisition announced today meet the time-tested investment criteria we have used for all acquisitions. These assets have attractive production rates, are generating positive free cash flow, and have a solid base of proved developed reserves and identified upside potential with strong 2P reserves. We plan to increase production in the near-term with capital-efficient, low-cost workover, recompletion and maintenance projects. We expect to realize synergies on these new assets due to their close proximity to our existing fields, which can reduce operating costs and further increase free cash flow. Combined with our acquisition last fall, we have added almost 22 million barrels of oil equivalent of proved reserves for about $104 million, or around $4.75 per BOE, which we believe is a very attractive price for properties with significant upside. We plan to continue to utilize our strong balance sheet and expertise in acquiring complementary GOM assets to further enhance the scale of W&T. Acquisitions continue to be a key component of how we build and grow value, reserves and production at W&T, and we are well positioned to continue to execute on our successful strategy.”

1 PV-10 is a non-GAAP financial measure, which is described and reconciled to the most comparable GAAP measure below in the accompanying table under “Non-GAAP Information.”

2 Based on the latest available lease operating statement provided by the Debtors.

The six fields acquired include Eugene Island 064, Main Pass 061, Mobile 904, Mobile 916, South Pass 049 and West Delta 073, all of which include a 100% working interest and an average 82% net revenue interest. They are located in water depths ranging between approximately 15 and 400 feet. Their proximity to W&T’s areas of existing operations provide the ability for W&T to capture synergies. Recent estimated production for the fields has ranged from approximately 3,700 to 5,700 BOEPD (around 68% liquids) during the period month-to-date January 19, 2024. W&T plans to implement a series of workovers, recompletions and general maintenance work that the Company expects will increase total production from the fields.

As a result of this additional accretive acquisition, W&T plans to invest additional funds for increasing production and reducing costs in these assets long term. The Company now plans to defer the drilling of Holy Grail, which is a proven undeveloped well in our Magnolia field. The Company will be exploring a Drilling Joint Venture, similar to what it did with investors in 2018 through Monza Energy LLC, that may include certain of the Company’s 100% owned and operated deepwater wells, including Holy Grail (approximately 3,900 feet of water), Thunderbolt (approximately 500 feet of water), Zeus (approximately 500 feet of water) and Redbolt (approximately 500 feet of water). Additionally, the Company plans to drill at least one shelf exploratory well in the Drilling Joint Venture. We believe that such a structure aligns investor interests and provides ongoing liquidity through cash distributions. Additional information and expectations from the acquisitions will be incorporated into W&T’s 2024 guidance that will be discussed during the Company’s year-end 2023 conference call in early March.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of September 30, 2023, the Company had working interests in 54 fields in federal and state waters (which include 45 fields in federal waters and nine in state waters). The Company has under lease approximately 602,100 gross acres (446,800 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 440,600 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 8,000 gross acres in Alabama onshore. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, statements regarding the benefits of the acquisition, expected synergies, expected production and increases in production, expected cash flow generated by the assets, uses of capital, drilling and operations plans and potential joint ventures and financing structures, and other statements herein, reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our expectations will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, risks pertaining to the integration of the assets, market conditions, commodity price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure due to hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section. Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; the Company does not undertake, and specifically disclaims, any obligation to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

The Company has disclosed the present value of future net pre-tax cash flows attributable to estimated net proved (1P) and net probable (2P) reserves, discounted at 10% (PV-10), which is not a financial measure defined under GAAP. Both PV-10 and PV-10 after Asset Retirement Obligation (ARO) are computed on the same basis as the standardized measure of discounted future net cash flows but does not include a provision for federal income taxes. Management believes that PV-10 and PV-10 after ARO are relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 and PV-10 after ARO are used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. W&T believes the use of pre-tax measures, including PV-10, is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Management believes that both PV-10 and PV-10 after ARO provide useful information to investors because they are widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 and PV-10 after ARO are not measures of financial or operating performance under GAAP, nor is it intended to represent the current market value of W&T’s estimated oil and natural gas reserves. PV-10 and PV-10 after ARO should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP.

The table below provides a reconciliation of PV-10 and PV-10 after ARO to the standardized measure of discounted future net cash flows (in millions of dollars):

	1P	2P
Standardized measure	$184.2	$472.3
Future income taxes, discounted at 10%	43.2	132.5
PV-10 after ARO (Non-GAAP)	227.4	604.8
Present value of estimated ARO, discounted at 10%[3]	23.0	24.4
PV-10 (Non-GAAP)	$250.4	$629.2

3 Estimates for Asset Retirement Obligation are internal management estimates and subject to change.